UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 15, 2026

FIRST MID BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36434	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FMBH	Nasdaq Global Market

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2026, First Mid Bancshares, Inc. (the “Company”) entered into a Business Loan Agreement (the “Loan Agreement”) with Bankers’ Bank (the “Lender”), pursuant to which the Lender provides the Company with a revolving line of credit in a principal amount of up to $15.0 million (the “Line of Credit”).

The Line of Credit is evidenced by a Promissory Note dated April 10, 2026 (the “Revolving Note”). Under the Revolving Note, the Company may request advances from time to time, subject to the terms of the Loan Agreement and the Revolving Note. The Revolving Note matures on April 10, 2027, at which time all outstanding principal and accrued but unpaid interest are due and payable. The Company is required to make quarterly payments of accrued interest.

Borrowings under the Revolving Note bear interest at a variable rate equal to the Wall Street Journal Prime Rate as published in the Midwest Edition minus 0.75%, subject to a minimum interest rate of 4.50%. As of the date of the Revolving Note, the initial interest rate was approximately 6.00% per annum.

In addition, on April 10, 2026, the Company entered into a separate Promissory Note (the “Term Note”) with the Lender, evidencing a term loan in an original principal amount of $20.0 million (the “Term Loan”). The Term Loan matures on April 10, 2029, and is payable in monthly installments of principal and interest, with a final balloon payment at maturity.

Borrowings under the Term Loan bear interest at a variable rate equal to the 30-day average SOFR, as published by the Federal Reserve Bank of New York, plus a margin of 2.75%. As of the date of the Term Note, the initial interest rate was approximately 6.402% per annum.

The Company’s obligations under the Loan Agreement, the Revolving Note and the Term Note are secured by a negative pledge and negative assignment covering 100% of the issued and outstanding capital stock of First Mid Bank & Trust, National Association, the Company’s wholly owned bank subsidiary.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants, including requirements to provide financial information, maintain insurance, comply with applicable laws and regulations, and restrictions on transferring pledged collateral. The Loan Agreement also includes financial and regulatory-related covenants applicable to the Company and its bank subsidiary, including capital ratio requirements and provisions relating to regulatory actions, as well as reporting obligations to the Lender regarding regulatory filings and developments.

The Company expects to use borrowings under the Line of Credit for general corporate and liquidity purposes, including funding working capital needs, and to use the proceeds of the Term Loan to pay down a portion of its existing subordinated debt.

The foregoing descriptions of the Loan Agreement, the Revolving Note and the Term Note are summaries and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to this Current Report on Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

The Sixth Amended and Restated Credit Agreement dated as of April 12, 2019, as amended (the “Northern Trust Credit Agreement”), by and between First Mid Bancshares, Inc. (the “Company”) and The Northern Trust Company, matured in accordance with its terms on April 3, 2026, and was terminated effective as of such date. At maturity, no amounts were outstanding.

The Northern Trust Credit Agreement provided for a $15.0 million revolving credit facility. The Company replaced the Northern Trust Credit Agreement with the revolving line of credit described in Item 1.01 of this Current Report on Form 8-K. The Company did not incur any early termination penalties in connection with the termination of the Northern Trust Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Business Loan Agreement, dated April 10, 2026, by and between First Mid Bancshares, Inc. and Bankers’ Bank
10.2	Promissory Note (Revolving Line of Credit), dated April 10, 2026, by and between First Mid Bancshares, Inc. and Bankers’ Bank
10.3	Promissory Note (Term Loan), dated April 10, 2026, by and between First Mid Bancshares, Inc. and Bankers’ Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID BANCSHARES, INC.

Dated: April 15, 2026

By:	/s/ Joseph R. Dively

Joseph R. Dively

Chairman and Chief Executive Officer